Exhibit 4

EXHIBIT A

SENIOR SECURED CONVERTIBLE NOTE PAYABLE TO

AUSTIN VENTURES VIII DATED AS OF JULY 14, 2008

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF (THE “SECURITIES”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT, OR MAKER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO MAKER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

SENIOR SECURED CONVERTIBLE NOTE

$4,160,038.61

July 14, 2008

FOR VALUE RECEIVED, the undersigned, Entorian Technologies Inc., a Delaware corporation (“Maker”) and Augmentix Corporation, a Delaware corporation and a wholly owned subsidiary of Maker (the “Surviving Corporation”, and collectively, with the “Maker” and the Payee, the “Parties”), hereby unconditionally jointly and severally promise to pay to Austin Ventures VIII, L.P. (“Payee”), in lawful money of the United States of America, the principal sum of Four Million One Hundred Sixty Thousand Thirty Eight Dollars and Sixty One Cents ($4,160,038.61) (the “Principal Amount”), together with interest on the unpaid principal balance from time to time outstanding, from the date hereof until the principal balance is paid in full, at a rate of six percent (6%) per annum (the “Interest Rate”); provided that all past due principal and interest shall bear interest at the lesser of 18% per annum (the “Default Rate”) or the Highest Lawful Rate.  “Highest Lawful Rate” shall mean on any day, the maximum non-usurious rate of interest permitted for that day by whichever of applicable federal or Texas law permits the higher interest rate, stated as a rate per annum.  On each day, if any, that applicable Texas law establishes the Highest Lawful Rate, the Highest Lawful Rate shall be the “weekly ceiling” (as defined in §303 of the Texas Finance Code, as amended) for that day.  Interest will be calculated on the basis of a year of 360 days, and charged for the actual number of days elapsed.

This Note is one of a series of notes (the “Notes”) that have been executed and delivered pursuant to the Agreement and Plan of Merger dated as of July 11, 2008 (the “Merger Agreement”) by and among Maker, August Merger Sub Corporation, Augmentix Corporation, a Delaware corporation, and Centennial Ventures VII, L.P., a Delaware limited partnership.  This Note constitutes part of the Merger Consideration delivered by Maker for that portion of the Target Capital Stock owned by Payee.  Capitalized terms used herein by not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.

Payments.

1.1

Principal and Interest.  Payments of interest only will be due and payable in arrears on each January 31 and July 30 while this Note is outstanding (each, an “Interest Date”) (except for the payment of interest with respect to any amounts redeemed or upon the final payment at the maturity of this Note, which shall be due at the time such payment.  Unless earlier converted or redeemed in connection with the provisions below, the Principal Amount, all accrued and unpaid accrued interest thereon and any other amounts due hereunder, shall become due and payable on the earlier of (i) December 31, 2010 or (ii) subject to Section 1.4, the date of closing of a Change of Control (as defined below).  Prior to the payment of interest on an Interest Date, interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the interest in the Conversion Amount on each Conversion Date in accordance with Section 2.2(b).  From and after the occurrence and during the continuance of an Event of Default (as defined below), the Interest Rate shall be increased to the lesser of (i) the Default Rate or (ii) the Highest Lawful Rate.  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

1.2

Manner of Payment.  Principal, interest, and all other amounts due under this Note will be payable, in U.S. dollars, to Payee at such other address as designated from time to time by Payee in writing to Maker by check or wire transfer in immediately available funds to an account designated by Payee in writing.  If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment will be due on the next succeeding Business Day, and such extension of time will be taken into account in calculating the amount of interest payable under this Note.  “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Texas.

1.3

“Change of Control” shall be deemed to have occurred upon any of the following events:

(a)

any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as modified by Section 13(d) and 14(d) of the Exchange Act) other than (A) Maker, any investment fund affiliated with Austin Ventures and Maker’s Affiliates (as such term is defined in the Exchange Act) or (B) a company owned, directly or indirectly, by stockholders of Maker in substantially the same proportions as their ownership of Maker, (C) any employee benefit plan of Maker or any of its subsidiaries or (D) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Maker representing 50% or more of the shares of voting stock of Maker then outstanding (but excluding any sale of stock of Maker for capital raising purposes);

(b)

Investment funds affiliated with Austin Ventures shall cease to beneficially own at least 50% of the outstanding capital stock or voting power of Maker;

(c)

the consummation of any merger, reorganization, business combination or consolidation of Maker or Maker’s subsidiaries with or into any other Person which would result in the holders of the voting securities of Maker outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation representing less than 50% of the combined voting power of the voting securities of the Successor Entity (as defined below); or

(d)

the stockholders of Maker approve a plan of complete liquidation or dissolution of Maker.

1.4

Change of Control Assumption.  No sooner than twenty (20) Business Days nor later than ten (10) Business Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, Maker shall deliver written notice thereof to Payee (a “Change of Control Notice”).  In the event of receiving a Change of Control Notice, unless Payee timely delivers a notice of a Change of Control Assumption as described below, all unpaid principal of, and accrued and unpaid interest, if any, on all the Notes shall automatically accelerate and become due and payable conditioned and effective upon consummation of the Change of Control.  Notwithstanding Section 1.1, Payee shall have the right in its sole discretion, but not the obligation, to waive the acceleration of the maturity of this Note (in whole and not in part) in connection with such Change of Control and allow for the assumption of this Note in connection with such Change of Control (the “Change of Control Assumption”) by delivering written notice thereof to Maker at least five (5) Business Days prior to the closing of such Change of Control.  In the event that Payee elects for a Change of Control Assumption, Maker shall cause the Successor Entity (as defined below) to assume in writing all of the obligations of Maker and the Surviving Corporation under this Note in accordance with the provisions of this Section 1.4 pursuant to a written agreement in form and substance reasonably satisfactory to Payee and approved by Payee prior to the consummation of such Change of Control, including an agreement to deliver to Payee in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount equal to the amount outstanding as of the date of the Change of Control and interest rate equal to the interest rate of this Note, having similar conversion rights as this Note and having similar ranking to this Note.  Upon the occurrence of any Change of Control, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Change of Control, the provisions of this Note referring to “Maker” shall refer instead to the Successor Entity), and may exercise every right and power of Maker and the Surviving Corporation and shall assume all of the obligations of Maker and the Surviving Corporation under this Note with the same effect as if such Successor Entity had been named as Maker or the Surviving Corporation (as appropriate) herein.  Upon consummation of the Change of Control, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Change of Control, in lieu of the shares of Common Stock (or other securities) issuable upon the conversion of the Notes prior to such Change of Control, such shares of common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Note.  The provisions of this Section shall apply similarly and equally to successive Change of Controls.  “Successor Entity” means the entity, which may be Maker, formed by, resulting from or surviving any Change of Control or the entity with which such Change of Control shall have been made, provided that if the Successor Entity’s shares of common stock are not quoted or listed for trading on a national securities exchange or through a national quotation system, Successor Entity shall mean such entity’s parent entity.

2.

Conversion.

2.1

Conversion Right.  Payee shall have the right, but not the obligation, to convert all or any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock (as defined below), subject to the terms and conditions set forth in this Section 2, at the Conversion Rate (as defined below), at any time prior to the earlier of (i) December 31, 2010, (ii) the consummation of a Change of Control or (iii) the redemption of all of the outstanding Principal Amount of this Note pursuant to Section 3.  Maker shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, Maker shall round such fraction of a share of Common Stock to the nearest whole share (with 0.5 being rounded up).  Maker shall pay all transfer taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.  Payee may exercise such right by delivery to Maker of a written Notice of Conversion pursuant to Section 2.3.  Any such exercise notice in connection with a Change of Control may be conditioned on the consummation of such Change of Control.

2.2

Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 2.1 shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(a)

“Common Stock” means the common stock, $0.001 par value per share, of Maker.

(b)

“Conversion Amount” means the sum of (A) the portion of the Principal Amount to be converted, (B) accrued and unpaid interest, if any, with respect to such Principal Amount if Payee elects to have such interest converted, and (C) any other amounts due hereunder, if any, with respect to such Principal Amount.

(c)

“Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $2.50, subject to adjustment as provided herein.

2.3

Mechanics of Conversion.

(a)

In the event that Payee elects to convert any amounts outstanding under this Note into Common Stock, it shall (i) give written notice to Maker at its principal corporate office of its election to convert all or any portion of the Principal Amount under this Note, (ii) in such written notice, indicate the form in which Payee elects to receive the Common Stock (as described in Section 2.3(b) below) and any other relevant brokerage and other information reasonably necessary to enable Maker to issue and deliver the shares of Common Stock to be so converted, and (iii) with such written notice, surrender this Note (the “Notice of Conversion”).  Each date on which a Notice of Conversion is delivered to Maker in accordance with the provisions hereof and contains such complete and accurate information as is reasonably necessary to enable Maker to issue the shares of Common Stock issuable upon conversion of the Note shall be deemed a “Conversion Date.”

(b)

Pursuant to the terms of a Notice of Conversion, Maker will issue instructions to its transfer agent accompanied by an opinion of counsel (if so required by Maker’s transfer agent), and shall, within five (5) Business Days after receipt by Maker of the Notice of Conversion (the “Delivery Date”), provided that if such Delivery Date shall be on a day that is not a Business Day, such Delivery Date will be deemed to be the next succeeding Business Day:

(i)

provided that the its transfer agent is participating in Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program credit such aggregate number of shares of Common Stock to which Payee shall be entitled to Payee’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system; or

(ii)

if its transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver physical certificates representing the Common Stock to which Payee shall be entitled to Payee by the Delivery Date to an address designated by Payee in the Notice of Conversion.

(c)

Payee shall be treated for all purposes as the beneficial holder of such shares of Common Stock, or, in the case Maker delivers physical certificates as set forth below, the record holder of such shares of Common Stock, on the Conversion Date.

Notwithstanding the foregoing, if any Notes subject to a Notice of Conversion remain subject to the Escrow Agreement, the shares of Common Stock issuable upon conversion of the Notes shall be deposited, subject to the terms of the Escrow Agreement, with the Escrow Agent for the benefit of Payee.

2.4

Timely Conversion.  If Maker fails to satisfy its obligations in Section 2.3(b) above (a “Conversion Failure”), then (A) Maker shall pay damages to Payee for each day of such Conversion Failure in an amount equal to 1.5% of the product of (I) the sum of the number of shares of Common Stock not issued to Payee on or prior to the Delivery Date and to which Payee is entitled, and (II) the Closing Price of the Common Stock on the Delivery Date and (B) Payee, upon written notice to Maker, may void its Notice of Conversion with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Notice of Conversion; provided that the voiding of a Notice of Conversion shall not affect Maker’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 2.4 or otherwise.  In addition to the foregoing, if following a Conversion Failure Payee purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by Payee of Common Stock issuable upon such conversion that Payee anticipated receiving from Maker (a “Buy-In”), then Maker shall promptly (but in no event greater than five Business Days) either (i) pay cash to Payee in an amount equal to Payee’s total purchase price (including brokerage commissions and other reasonable out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), or (ii) pay cash to Payee in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the Conversion Date, in either case, in Maker’s sole discretion, at which point Maker’s obligation to issue and deliver such certificate or to credit Payee’s balance account with DTC for the number of shares of Common Stock to which Payee is entitled upon Payee’s conversion of any Conversion Amount shall terminate.

(a)

“Closing Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing price, then the last trade price of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg.  If the Closing Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as mutually determined by Maker and Payee.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(b)

“Principal Market” means the Nasdaq Global Market.

2.5

Issuance of Replacement Note.  Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall be issued by Maker to Payee for the outstanding Principal Amount of this Note which shall not have been converted or paid, provided Payee has surrendered an original Note to Maker.

2.6

Adjustments.  The Conversion Price and the number of shares of Common Stock issuable upon conversion hereunder are subject to adjustment from time to time as set forth in this Section 2.6.

(a)

Reclassification, etc.  If Maker, at any time while this Note, or any portion hereof, remains outstanding by reclassification of securities or otherwise, shall change the Common Stock into the same or a different number of securities or any other class or classes, this Note shall thereafter represent the right to acquire in the same proportion such number and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change and the Conversion Price therefor shall be appropriately adjusted in the same proportion, all subject to further adjustment as provided in this Section 2.6.

(b)

Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If Maker at any time on or after the Closing Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If Maker at any time on or after the Closing Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c)

Purchase Rights.  If at any time Maker grants, issues or sells any rights to purchase stock, warrants, securities or other property pro rata to the record holders of the same class and series of Common Stock issuable upon conversion of these Notes (the “Purchase Rights”), then Payee will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Payee could have acquired if Payee had held the number of shares of Common Stock acquirable upon complete conversion of this Note immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(d)

Equitable Adjustments.  If any change in the outstanding Common Stock of Maker or any other event occurs as to which the other provisions of this Section 2.6 do not, in the reasonable opinion of the Board of Directors of Maker reached in good faith, fairly and equitably protect the proportional conversion rights of Payee under this Note, then the Board of Directors of Maker shall make an adjustment in the class of shares available upon conversion of this Note, the Conversion Price or the application of such provisions, so as to protect such proportional conversion rights.  The adjustment shall be such as to give Payee upon conversion the total number, class and kind of shares as Payee would have proportionally owned had this Note been exercised prior to the event had Payee continued to hold such shares until after the event requiring adjustment.  Notwithstanding the foregoing, nothing in this subsection (d) shall entitle Payee to receive any adjustment to the conversion rights herein or other dilution protection as a result of any issuance of equity securities of Maker for value.

(e)

Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price to this Section 2.6, Maker, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Payee, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  Maker shall, upon the written request at any time of any Payee furnish or cause to be furnished to such Payee a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price for each series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock which at the time would be received upon the conversion of this Note.

2.7

Registration; Book-Entry.  Maker shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”).  The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  Maker and the holders of the Notes shall treat each person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of the Principal Amount and interest hereunder, notwithstanding notice to the contrary.  A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.  Subject to the limitations on transferability of the Note contained herein and applicable law, upon Maker’s receipt of a request to assign or sell all or part of any Registered Note by a Payee, Maker shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 8(e).

2.8

Reservation of Authorized Shares.

(a)

Reservation.  Maker initially shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 110% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Closing Date.  So long as any of the Notes are outstanding, Maker shall take all reasonable corporate action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 110% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The initial number of shares of Common Stock reserved for conversion of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each Holder at the Closing or any subsequent increase in the number of reserved shares (the “Authorized Share Allocation”).  In the event that a Payee shall sell or otherwise transfer (solely in accordance with the terms of this Note and applicable law) any of such Payee’s Notes, each transferee shall be allocated a pro rata portion of such Payee’s Authorized Share Allocation.

(b)

Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding Maker does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then Maker shall immediately take such action as is reasonably necessary to increase Maker’s authorized shares of Common Stock to an amount sufficient to allow Maker to reserve the Required Reserve Amount for the Notes then outstanding.

3.

Redemption.

3.1

At any time, Maker may provide at least thirty (30) calendar days’ prior written notice (the “Redemption Notice”) to the Payees of Maker’s election to redeem the Notes for the Redemption Amount as of the Redemption Date (as defined below).  The Redemption Notice shall state the date that the redemption is to occur (the “Redemption Date”), which Redemption Date shall be no earlier than thirty (30) calendar days following the date that the Redemption Notice is delivered to the Payees.  At any time prior to the Redemption Date, Payee may elect to convert all or part of this Note to Common Stock pursuant to Section 2 hereof.  The Redemption Amount shall be payable on the Redemption Date, in U.S. dollars, to Payee at the address set forth on Payee’s Letter of Transmittal or at such other address as designated from time to time by Payee in writing to Maker by check or wire transfer in immediately available funds to an account designated by Payee in writing.  “Redemption Amount” means the sum of (A) the Principal Amount, (B) accrued and unpaid interest, if any, with respect to such Principal Amount through and including the Redemption Date and (C) any other amounts due hereunder, if any.

3.2

Without the prior consent of Payee, Maker shall not have the right to exercise the redemption right set forth herein during any period in which the Registration Statement is not effective under the Act, or resales thereunder have been suspended for any reason.

4.

Senior Indebtedness.  The term “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursed, fees, expenses, costs of enforcement and other amounts outstanding pursuant to any current or future: (i) actual obligations of Maker and the Surviving Corporation to banks and similar financial institutions and pursuant to letters of credit of up to but not exceeding an aggregate of $25,000,000 outstanding at any time (excluding any borrowing incurred by Maker pursuant to the Notes) ( “Bank Debt”), or (ii) any debentures, notes or other evidence of indebtedness issued in exchange for the indebtedness described in (i), or any indebtedness arising from the satisfaction of such indebtedness by a guarantor.  In no event shall the Senior Indebtedness exceed an aggregate of $25,000,000 outstanding at any time (the “Senior Debt Limit’).  As of the date of this Note, Maker represents and warrants that its Senior Indebtedness does not exceed $25,000,000.

5.

Security.  Payment of this Note is secured by, and this Note is entitled to the benefits of, a Security Agreement dated as of the date hereof and any other lien instruments executed by Maker or the Surviving Corporation (or other similar instruments, or any guaranties, endorsements or other agreements, executed by any other party) (collectively, the “Collateral Agreements’), to secure, guarantee or otherwise provide for payment hereof, in favor of or for the benefit of Payee, including those which have been previously executed or are executed concurrently herewith or subsequently hereto.

6.

Subordination.  All indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of the Senior Indebtedness.  Further, all indebtedness evidenced by this Note shall be pari passu in right of payment and in all other respects for any additional Debt (as defined below) for amounts not exceeding $30,000,000 outstanding at any time incurred by Maker and/or any of its subsidiaries (in addition to the Senior Indebtedness) (the “Pari Passu Debt”).  Except with respect to the Senior Indebtedness and the Pari Passu Debt, the Notes will rank senior in right of payment to all future other obligations of Maker and/or any of its subsidiaries.  “Debt’ shall mean indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments and (c) capital lease obligations and (d) Contingent Obligations.  “Contingent Obligation” shall mean, any direct or indirect liability, contingent or not, of Maker and/or any of its subsidiaries for (a) any indebtedness, dividend, or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that party, or for which such party is directly or indirectly liable, (b) any obligations for undrawn letters of credit and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a party against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation’ does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by such party in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

(a)

Insolvency Proceedings.  If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), dissolution, liquidation, or any other marshaling of the assets and liabilities of Maker or the Surviving Corporation, no amount shall be paid by Maker or the Surviving Corporation in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full.

(b)

Subrogation.  Subject to the payment in full of the Senior Indebtedness and the rights of the Pari Passu Debt, Payee shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 6) to receive payments and distributions of assets of Maker and the Surviving Corporation applicable to the Senior Indebtedness.

(c)

No Impairment.  Nothing contained in this Section 6 shall impair, as between Maker and the Surviving Corporation, on the one hand, and Payee, on the other hand, the obligation of Maker and the Surviving Corporation, subject to the other terms and conditions hereof, to pay to Payee the principal hereof and interest hereon as and when the same become due and payable, or shall prevent Payee, upon default of this Note, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

(d)

Reliance of Holders of Senior Indebtedness.  Payee, by acceptance of this Note, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

7.

Defaults.

(a)

Events of Default.  The occurrence of any one or more of the following events with respect to Maker or the Surviving Corporation will constitute an event of default hereunder (“Event ofDefault”):

(i)

If Maker or the Surviving Corporation fails to pay when due any payment of principal or interest on this Note and such payment shall not have been made within five (5) Business Days of Maker’s receipt of Payee’s written notice to Maker of such failure to pay;

(ii)

Maker’s or the Surviving Corporation’s (i) material breach of any representation and warranty contained in this Note or any other agreement between Maker and the Payee, or (ii) default in the performance or observance of any material term, covenant, condition or agreement contained in any agreement between Maker and the Surviving Corporation, on the one hand, and Payee, on the other hand (in each case: (A) other than the obligation to pay principal or interest on this Note, for which the Event of Default shall be determined as provided in clause (i) above, (B) (x) only to if any such breach or default would reasonably be expected to materially and adversely affect Maker’s ability to pay the amounts owed under the Notes when they become due or (y) the Senior Debt Limit shall have been exceeded, and (C) which such breach or default, if capable of being cured, is not cured by Maker within twenty (20) Business Days after notice thereof shall have been given by Payee to Maker);

(iii)

Maker or the Surviving Corporation shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) be dissolved or liquidated in full or in part, (iv) have become insolvent (as such term may be defined or interpreted under any applicable statute) based upon a determination by its Board of Directors of the same, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law, (vi) admit in writing its inability to pay its debts generally as they mature, or (vii) take any action for the purpose of effecting any of the actions set forth in (i) through (v) herein;

(iv)

Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Maker or the Surviving Corporation or of all or a substantial part of Maker’s or Surviving Corporation’s property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Maker or the Surviving Corporation or its joint debts under any bankruptcy, insolvency or other similar law shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within twenty (20) Business Days of commencement;

(v)

If the Common Stock is delisted for a period of twenty (20) consecutive trading days;

(vi)

If Maker or the Surviving Corporation commits an “event of default” under the Collateral Agreements and such “event of default” is not cured within twenty (20) Business Days after Payee gives Maker written notice of such default;

(vii)

Maker, at any time the Notes are outstanding, pays or declares a dividend or otherwise makes a distribution or distributions on shares of its capital stock (which for avoidance of doubt shall be effective immediately upon the setting of the record date for the determination of stockholders entitled to receive such dividend); or

(viii)

If Maker fails to timely deliver Common Stock to Payee pursuant to and in the form required by this Note, or if required, a replacement Note.

(b)

Notice by Maker.  Maker will notify Payee in writing within five (5) Business Days after the occurrence of any Event of Default of which Maker acquires knowledge (as defined in the Merger Agreement).

(c)

Remedies.  Upon the occurrence of an Event of Default hereunder (unless cured by Maker or the Surviving Corporation or waived in writing by Payee), Payee may, at its option, (a) by written notice to Maker and the Surviving Corporation, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon and any other amounts due hereunder, immediately due and payable, or (b) exercise any and all rights and remedies available to it under applicable Law, including the right to collect from Maker or the Surviving Corporation all sums due under this Note.  Maker and the Surviving Corporation will pay all costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including reasonable attorneys’ fees.

8.

Miscellaneous.

(a)

Waiver.  Except as expressly set forth in this Note, Maker and the Surviving Corporation hereby, waives presentment, demand for payment, protest, and notice of dishonor notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind.

(b)

Assignment by Payee.  This Note may be assigned by Payee at any time to a transferee or assignee of this Note that (i) is a subsidiary, parent, member, partner, limited partner, retired partner, grantor or shareholder of Payee, (ii) an investment fund managed by Payee or the directors, officers, partners or members of Payee or (iii) is Payee’s family member or trust for the benefit of an individual Payee.  In addition, subject to compliance with any applicable securities laws, this Note and all rights hereunder are transferable, in whole or in part, upon surrender of this Note at the principal office of Maker, together with a written assignment of this Note in a form reasonably acceptable to Maker duly executed by Payee.  Upon such surrender, Maker and the Surviving Corporation shall execute and deliver a new Note in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Note evidencing the portion of this Note not so assigned, and this Note shall promptly be cancelled.  The conversion rights of a Note, if properly assigned, may be exercised by a new holder for the purchase of Common Stock without having a new Note issued.  Notwithstanding the foregoing, if, at the time of the surrender of this Note in connection with any transfer of this Note, the transfer of this Note shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, Maker and the Surviving Corporation may require, as a condition of allowing such transfer (I) that Payee or transferee of this Note, as the case may be, furnish to Maker and the Surviving Corporation a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (II) that the holder or transferee execute and deliver to Maker and the Surviving Corporation an investment letter in form and substance reasonably acceptable to Maker and the Surviving Corporation and (III) that the transferee be an “accredited investor” as defined in Rule 501 under Regulation D promulgated under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

(c)

Usury.  All agreements between Maker and the Surviving Corporation, on the one hand, and Payee, on the other hand, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to Payee for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances Payee shall ever receive anything of value as interest or deemed interest by applicable law under this Note an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of Maker or the Surviving Corporation to Payee relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to Maker and the Surviving Corporation.  In determining whether or not the interest paid or payable with respect to any indebtedness of Maker or the Surviving Corporation to Payee, under any specific contingency, exceeds the highest lawful rate, the Parties shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law.  The terms and provisions of this Section 8 shall control and supersede every other conflicting provision of all agreements between Maker and Surviving Corporation, on the one hand, and Payee, on the other hand.

(d)

Successors.  All of the terms, agreements, covenants, representations, warranties, and conditions of this Note are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.  If Payee is an entity and if the principal business, operations or a majority or substantial portion of the assets of Payee are assigned, conveyed, allocated, or otherwise transferred, including by sale, merger, consolidation, amalgamation, conversion, or similar transactions, such receiving Person or Persons will automatically become bound by and subject to the provisions of this Note, and Payee will cause the receiving Person or Persons to expressly assume its obligations hereunder.

(e)

Assignment by Maker or the Surviving Corporation.  Maker or the Surviving Corporation may (a) assign any or all of its rights and obligations hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Maker and the Surviving Corporation nonetheless will remain responsible as guarantor for the performance of all of its obligations hereunder, and shall if requested by Payee re-confirm such guaranty in writing).

(f)

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed sent, given and delivered: (i) immediately if given by personal delivery, (ii) one day after deposit with an overnight delivery service, (iii) three days after deposit in the mail via registered or certified mail (return receipt requested) to the Parties at the following address (or at such other address for a party as shall be specified by like notice) and (v) by Electronic Notice as provided below:

(i)

if to Maker or the Surviving Corporation, to:

8900 Shoal Creek Blvd.
Suite 125
Austin, Texas 78757
Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

8900 Shoal Creek Blvd. Suite 125
Austin, Texas 78757
Attention: General Counsel

(ii)

if to Payee, to:

Austin Ventures VIII, L.P.
300 West Sixth Street
Suite 2300
Austin, Texas 78701
Attn: Krishna Srinivasan

Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.  An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this section if sent with return receipt requested to the electronic mail address specified by the receiving party in signed writing in a nonelectronic form.  Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party.  Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

(g)

Time.  Time is of the essence in the performance of this Note.

(h)

Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to applicable principles of conflicts of law.  EACH PARTY HERETO CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS IN AND FOR THE COUNTY OF TRAVIS AND THE COURTS OF THE UNITED STATES

LOCATED IN THE WESTERN DISTRICT OF TEXAS FOR THE ADJUDICATION OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.  Each Party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim it may now or hereafter have that it is not subject personally to the jurisdiction of such court, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each Party further irrevocably submits to the jurisdiction of such court in any such action, suit, or proceeding and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.  Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any Party if given personally or by registered or certified mail, postage prepaid and return receipt requested, or by personal service on such Party.  Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction.

(i)

Construction.  The Parties have participated jointly in the negotiation and drafting of this Note.  If an ambiguity or question of intent or interpretation arises, this Note will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Note.  Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  The words “this Note,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Note as a whole and not to any particular subdivision unless expressly so limited.  The Parties intend that each representation, warranty, and covenant contained herein will have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(j)

Waiver of Jury Trial.  EACH PARTY HERETO WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY AGREEMENT, CONTRACT OR OTHER DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)

Headings.  The article and section headings contained in this Note are inserted for convenience only and will not affect in any way the meaning or interpretation of this Note.

(l)

Amendments and Waivers.  No amendment, modification, replacement, termination, or cancellation of any provision of this Note will be valid, unless the same will be in writing and signed by Maker and the Surviving Corporation, on the one hand, and Payee, on the other hand.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

(m)

Severability.  In the event that any provision of this Note, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Note will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto.  The Parties further agree to replace such void or unenforceable provision of this Note with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(n)

Remedies.  Except as expressly provided herein, the rights, obligations and remedies created by this Note are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity.  Except as expressly provided herein, nothing herein will be considered an election of remedies.

(o)

Pari Passu Notes.  Payee acknowledges and agrees that the payment of all or any portion of the outstanding Principal Amount of this Note, all interest hereon and any other amounts due hereunder, if any, whether by payment or redemption or otherwise, shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Merger Agreement or pursuant to the terms of such Notes.  In the event Payee receives payments in excess of its pro rata share of Maker’s or the Surviving Corporation’s payments to the holders of all of the Notes, as the case may be, then Payee shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

(p)

Attorneys’ Fees.  If the holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker and the Surviving Corporation each agree to pay the collection costs and fees incurred by the holder, including attorneys’ fees and expenses, in connection with such a proceeding.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Maker and the Surviving Corporation have each executed and delivered this Note as of the date first above written.

ENTORIAN TECHNOLOGIES INC.

By:

Name:

Title:

AUGMENTIX CORPORATION

By:

Name:

Title:

SIGNATURE PAGE TO SENIOR SECURED

CONVERTIBLE NOTE